As filed with the United States Securities and Exchange Commission on May 14, 2021

Registration No. 333-222592

Registration No. 333-219198

Registration No. 333-206541

Registration No. 333-199905

Registration No. 333-189992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-4 REGISTRATION STATEMENT NO. 333-222592

FORM S-4 REGISTRATION STATEMENT NO. 333-219198

FORM S-4 REGISTRATION STATEMENT NO. 333-206541

FORM S-4 REGISTRATION STATEMENT NO. 333-199905
FORM S-4 REGISTRATION STATEMENT NO. 333-189992

UNDER

THE SECURITIES ACT OF 1933

Gulfport Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	1311	73-1521290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3001 Quail Springs Parkway Oklahoma City, Oklahoma 73134 (405) 252-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick K. Craine

General Counsel and Corporate Secretary

Gulfport Energy Corporation

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

(405) 252-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Sean T. Wheeler, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Gulfport Energy Corporation (The “Company”) to deregister all securities unsold under the following Registration Statement on Form S-4 (the “Registration Statements”) filed by the Company and certain of its wholly owned direct and indirect subsidiaries (together with the Company, “Gulfport”) with the Securities and Exchange Commission:

●	Registration Statement No. 333-222592, filed on January 18, 2018, pertaining to the registration of $450,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2026 and related guarantees;

●	Registration Statement No. 333-219198, filed on July 7, 2017, pertaining to the registration of $650,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due 2024, $600,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2025 and related guarantees;

●	Registration Statement No. 333-206541, filed on August 24, 2015, pertaining to the registration of $350,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2023 and related guarantees;

●	Registration Statement No. 333-199905, filed on November 6, 2014 and amended on February 3, 2015, pertaining to the registration of $300,000,000 aggregate principal amount of the Company’s 7.750% Senior Notes due 2020 (the “2020 Notes”) and related guarantees; and

●	Registration Statement No. 333-189992, filed on July 17, 2013, pertaining to the registration of $300,000,000 aggregate principal amount of the 2020 Notes and related guarantees.

As previously disclosed, on November 13, 2020, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 Cases are jointly administered under the caption In re Gulfport Energy Corporation, et al., Case No. 20-35562 (DRJ).

As a result of the Chapter 11 Cases, Gulfport has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Gulfport in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Gulfport hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and Gulfport hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused these Post-Effective Amendments to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 14, 2021. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-4 in reliance upon Rule 478 under the Act.

Gulfport Energy Corporation

By:	/s/ Patrick K. Craine
Patrick K. Craine
General Counsel and Corporate Secretary

2